Exhibit 10.3
SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Effective August 27, 2010

SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

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SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
     WHEREAS, Sysco Corporation (“Sysco”) sponsors and maintains the Fifth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan, effective as of July 2, 2008 (as amended on November 11, 2008 and September 24, 2009, the “Current Plan”);
     WHEREAS, Section 9.1 of the Current Plan authorizes the Board of Directors of Sysco (the “Board of Directors”) or its designees to amend the Current Plan;
     WHEREAS, the Board of Directors has determined that it is in the best interests of Sysco and its stockholders to amend and restate the Current Plan to incorporate such changes as are necessary to address certain changes in the roles and responsibilities of the Board of Directors, the Compensation Committee (as defined herein) and the Administrative Committee (as defined herein) with respect to, among other things, establishing, monitoring, supervising, maintaining, amending, and terminating the employer welfare and benefit plans that are sponsored by Sysco.
     NOW, THEREFORE, Sysco hereby adopts the Sixth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan, effective August 27, 2010 (the “Plan”), as follows:

ARTICLE I
DEFINITIONS
     Account. “Account” means a Participant’s Account in the Deferred Compensation Ledger maintained by the Administrative Committee which reflects the entire interest of the Participant in the Plan, as adjusted herein for deemed Investment earnings and losses and credited interest. A Participant’s Account shall be comprised of, if applicable, such Participant’s Termination/Retirement Account and In-Service Account(s).
     Administrative Committee. “Administrative Committee” means the persons who are from time to time serving as members of the committee administering this Plan.
     Affiliate. “Affiliate” means any entity with respect to which Sysco beneficially owns, directly or indirectly, at least 50% of the total voting power of the interests of such entity and at least 50% of the total value of the interests of such entity.
     Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.
     Board of Directors. “Board of Directors” means the Board of Directors of Sysco.
     Bonus Deferral. “Bonus Deferral” shall have the meaning set forth in Section 3.1.
     Bonus Deferral Election. “Bonus Deferral Election” shall have the meaning set forth in Section 3.1.
     Business Day. “Business Day” means during regular business hours of any day on which the New York Stock Exchange is open for trading.
     Change of Control. “Change of Control” means the occurrence of one or more of the following events:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act) of 20% or more of either (i) the then-outstanding shares of Sysco common stock (the “Outstanding Sysco Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of Sysco entitled to vote generally in the election of directors (the “Outstanding Sysco Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from Sysco, (2) any acquisition by Sysco, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Sysco or any Affiliate, or (4) any acquisition by any corporation; pursuant to a transaction that complies with subparagraphs (c)(i), (c)(ii) and (c)(iii) of this definition;
          (b) Individuals who, as of July 1, 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to July 1, 2010 whose election, or nomination for election by Sysco’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
          (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Sysco or any of its Affiliates, a sale or other disposition of all or substantially all of the assets of Sysco, or the acquisition of assets or stock of another entity by Sysco or any of its Affiliates (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Sysco Common Stock and the Outstanding Sysco Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Sysco or all or substantially all of Sysco’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Sysco Common Stock and the Outstanding Sysco Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such

Business Combination or any employee benefit plan (or related trust) of Sysco or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
          (d) Approval by the stockholders of Sysco of a complete liquidation or dissolution of Sysco.
     Change of Control Period. “Change of Control Period” shall have the meaning set forth in Section 6.7(d).
     Claimant. “Claimant” shall have the meaning set forth in Section 7.7.
     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     Company. “Company” means Sysco and any Subsidiary that has adopted the Plan with the approval of the Administrative Committee, pursuant to Section 8.1.
     Company Match. “Company Match” shall have the meaning set forth in Section 3.2.
     Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board of Directors of Sysco.
     Current Plan. “Current Plan” shall have the meaning set forth in the Recitals.
     Default Distribution Option. “Default Distribution Option” shall have the meaning set forth in Section 6.6(c)(iv).
     Default Investment. “Default Investment” means a hypothetical investment with a per annum investment return equal to Moody’s determined as of October 31st of the calendar year prior to the calendar year for which such rate shall be effective, or such other Investment designated by the Administrative Committee as the “Default Investment” on Exhibit “A” attached hereto. The investment return of the Default Investment shall be re-determined annually as of November 1st of the calendar year prior to the calendar year for which such rate shall be effective. The investment return, once established, shall be effective as of January 1st of the calendar year following the calendar year in which such investment return is calculated and shall remain in effect for the entire calendar year.
     Deferrals. “Deferrals” shall mean Bonus Deferrals and Salary Deferrals.
     Deferral Election. “Deferral Election” shall mean a Bonus Deferral Election, a Salary Deferral Election or both.
     Deferred Compensation Ledger. “Deferred Compensation Ledger” means the ledger maintained by the Administrative Committee for each Participant which reflects the amount of the Participant’s Deferrals, Company Match, credits and debits for deemed Investment earnings and losses and interest credited pursuant to Article IV, and cash distributed to the Participant or the Participant’s Beneficiaries pursuant to Article VI.
     Disability. “Disability” means that a Participant has been determined by the Social Security Administration to be totally disabled.
     Eligibility Date. “Eligibility Date” means the date as of which an employee of a Company is first eligible to participate in the Plan. An employee shall be notified of the employee’s Eligibility Date by the Administrative Committee or its designee.
     Executive Officer. “Executive Officer” means each of Sysco’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Executive Vice Presidents, Senior Vice Presidents or any other officers designated as “officers” for purposes of Section 16 of the Securities Act.
     Fair Market Value. “Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Administrative Committee in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Administrative Committee determines to be appropriate.
     Frozen Participant. “Frozen Participant” shall have the meaning set forth in Section 2.2.
     In-Service Account. “In-Service Account” means a separate recordkeeping account under a Participant’s Account in the Deferred Compensation Ledger that is created when a Participant elects a new In-Service Distribution Date with respect to amounts deferred hereunder.
     In-Service Distribution. “In-Service Distribution” means a payment to the Participant following the occurrence of an In-Service Distribution Date of the amount represented by the balance in the In-Service Account with respect to such In-Service Distribution Date.
     In-Service Distribution Date. “In-Service Distribution Date” means January 31st of the calendar year selected by the Participant during which the Participant’s applicable In-Service Account shall be paid.
     In-Service Distribution Election. “In-Service Distribution Election” shall have the meaning set forth in Section 6.6(a)(ii).
     Installment Distribution Option. “Installment Distribution Option” shall have the meaning set forth in Section 6.6(c)(i).
     Investment. “Investment” means the options set forth in Exhibit “A” attached hereto, including interest credited at the investment return of the Default Investment, as the same may be amended from time to time by the Administrative Committee in its sole and absolute discretion.
     Lump Sum Distribution Option. “Lump Sum Distribution Option” shall have the meaning set forth in Section 6.6(c)(ii).
     Management Incentive Plan. “Management Incentive Plan” means the Sysco Corporation 2009 Management Incentive Plan, as it may be amended from time to time, any successor plan, and, at the discretion of the Compensation Committee, any other management incentive plan of Sysco.
     MIP Bonus. “MIP Bonus” means a bonus awarded or to be awarded to the Participant under the Management Incentive Plan, or any bonus awarded or to be awarded to a Participant as a substitute for or in lieu of such Participant’s MIP Bonus for a Plan Year (including any amounts paid as a substitute for or in lieu of such MIP Bonus pursuant to a severance agreement or other arrangement providing for post-

retirement benefits), or such other annual incentive bonus determined by the Compensation Committee in its sole discretion.
     MIP Participation. “MIP Participation” means full years of participation in the Management Incentive Plan determined on an elapsed time basis. MIP Participation shall include the time a Frozen Participant was not eligible to participate in the Management Incentive Plan if, the Frozen Participant (i) was previously eligible to participate in the Management Incentive Plan, (ii) remains employed by Sysco or a Subsidiary while such Frozen Participant was ineligible to participate in the Management Incentive Plan; and (iii) later becomes eligible to again participate in the Management Incentive Plan.
     Moody’s. “Moody’s” means, as of any specified date, the monthly average of the Moody’s Average Corporate Bond Yield (determined by dividing the sum of the Corporate Bond Yield Averages for each month, as published in Moody’s Bond Survey, by the number of months in the applicable calculation period) for either the (i) six month period ending on the specified date or (ii) the twelve month period ending on the specified date whichever produces the higher rate.
     Participant. “Participant” means an employee of a Company who becomes eligible for or is participating in the Plan, and any other current or former employee of Sysco or a Subsidiary who has an Account in the Deferred Compensation Ledger.
     Performance Based Compensation. “Performance Based Compensation” means compensation that is based on services performed over a period of at least twelve (12) months to the extent it is contingent on satisfaction of pre-established performance criteria and not readily ascertainable at the time of the Participant’s deferral election, as determined by the Compensation Committee in accordance with Section 409A.
     Plan. “Plan” means the Fifth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan, as set forth in this document and amended from time to time.
     Plan Year. “Plan Year” means a one-year period that coincides with the fiscal year of Sysco. Sysco has a 52/53 week fiscal year beginning on the Sunday next following the Saturday closest to June 30th of each calendar year.
     Retirement. “Retirement” means any Separation from Service by a Participant from Sysco and its Subsidiaries for any reason other than death or Disability on or after the earlier of (A) the date the Participant attains age sixty (60), (B) the date that the Participant has attained age fifty-five (55) and has at least fifteen (15) years of MIP Participation; or (C) with respect to a Participant’s Separation from Service from Sysco and its Subsidiaries for any reason other than death or Disability occurring on or after January 1, 2009, the date that the Participant has attained age fifty-five (55) and has at least ten (10) years of Sysco Service.
     Salary Compensation. “Salary Compensation” means any base salary plus any receipts of commission compensation which is otherwise payable to a Participant in cash by the Company in any calendar year. Specifically, “Salary Compensation” shall include contributions made by the Company on behalf of a Participant under any salary reduction or similar arrangement to a cafeteria plan described in Section 125 of the Code, elective contributions pursuant to an arrangement qualified under Section 401(k) of the Code, amounts contributed as Salary Deferrals under this Plan, and any additional amounts determined in the sole discretion of the Administrative Committee. “Salary Compensation” shall exclude moving expenses, any gross up of moving expenses to account for increased income taxes, Company contributions under any qualified retirement plan, Company accruals to a Participant’s account under the Sysco Corporation Supplemental Executive Retirement Plan, any amounts payable to the Participant under the Sysco Corporation Mid-Term Incentive Cash Plan, a Participant’s MIP Bonus, any amounts relating to the grant of a stock option, the exercise of a stock option, or the sale or deemed sale of any shares thereby acquired, any compensation paid in the form of shares of Sysco stock, bonus paid as an inducement to enter the employment of the Company, any severance payments or other compensation which is paid to a Participant as a result of the Participant’s termination of employment with the Company, and any additional amounts determined in the sole discretion of the Administrative Committee.
     Salary Deferral. “Salary Deferral” shall have the meaning set forth in Section 3.3.
     Salary Deferral Election. “Salary Deferral Election” shall have the meaning set forth in Section 3.3.
     Section 409A. “Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive guidance promulgated by the Treasury Department, including the Treasury Regulations, or the Internal Revenue Service under Section 409A of the Code.
     Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.

     Separation from Service. “Separation from Service” means a “separation from service” within the meaning of Section 409A. For Separations from Service occurring on or after January 1, 2009, a Participant shall be presumed to have experienced a “separation from service” as a result of a termination of employment if the level of bona fide services performed by the Participant for Sysco or a Subsidiary decreases to a level equal to twenty-five percent (25%) or less of the average level of services performed by the Participant during the immediately preceding thirty-six (36) month period, taking into account any periods of performance excluded by the Treasury Regulations.
     Specified Employee. “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. A Participant shall be treated as a key employee if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on an Identification Date. If a Participant is a key employee as of an Identification Date, the Participant shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such Identification Date. For purposes of any “Specified Employee” determination hereunder, the “Identification Date” shall mean the last day of the calendar year. The Administrative Committee may in its discretion amend the Plan to change the Identification Date, provided that any change to the Plan’s Identification Date shall not take effect for at least twelve (12) months after the date of the Plan amendment authorizing such change.
     Subsidiary. “Subsidiary” means (a) any corporation which is a member of a “controlled group of corporations” which includes Sysco, as defined in Code Section 414(b), (b) any trade or business under “common control” with Sysco, as defined in Code Section 414(c), (c) any organization which is a member of an “affiliated service group” which includes Sysco, as defined in Code Section 414(m), (d) any other entity required to be aggregated with Sysco pursuant to Code Section 414(o), and (e) any other organization or employment location designated as a “Subsidiary” by resolution of the Board of Directors or by the Administrative Committee for purposes of this Plan.
     Sysco. “Sysco” means Sysco Corporation, the sponsor of this Plan.

     Sysco Service. “Sysco Service” means service with Sysco or a Subsidiary for which the Participant is awarded “credited service” under the Pension Plan for vesting purposes or would be awarded “credited service” under the Pension Plan for vesting purposes if the Participant was covered under the Pension Plan. For purposes of this definition, “Pension Plan” means the Sysco Corporation Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Code, and any U.S. qualified defined benefit pension plan successor thereto.
     Termination. “Termination” means Separation from Service from Sysco and its Subsidiaries, voluntarily or involuntarily, for any reason other than Retirement, death or Disability.
     Termination/Retirement Account. “Termination/Retirement Account” means that portion of a Participant’s Account in the Deferred Compensation Ledger that has not been allocated to In-Service Accounts.
     Treasury Regulations. “Treasury Regulations” means the Federal Income Tax Regulations, and to the extent applicable any Temporary or Proposed Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     Total Payments. “Total Payments” means all payments or benefits received or to be received by a Participant in connection with a Change of Control of Sysco and the termination of his employment under the terms of this Plan, the Sysco Corporation Supplemental Executive Retirement Plan, and in connection with a Change of Control of Sysco under the terms of any stock option plan or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change of Control or any person affiliated with the Company or who, as a result of the completion of transactions causing a Change of Control, become affiliated with the Company within the meaning of Section 1504 of the Code, taken collectively.
     Unforeseeable Emergency. “Unforeseeable Emergency” shall have the meaning set forth in Section 6.9.

ARTICLE II
ELIGIBILITY AND FROZEN PARTICIPANTS
     2.1 Eligibility. All participants in the Management Incentive Plan, exclusive of any participant whose compensation income from the Company is subject to taxation under the Canadian income tax laws, shall be eligible to participate in this Plan. However, the Compensation Committee retains the right to establish such additional eligibility requirements for participation in this Plan as it may determine is appropriate or necessary from time to time and has the right to determine, in its sole discretion, that any one or more persons who meet the eligibility requirements shall not be eligible to participate for one or more Plan Years beginning after the date they are notified of this decision by the Administrative Committee.
     2.2 Frozen Participants An active Participant shall have his participation frozen (a “Frozen Participant”) as of the earliest of the date (a) he ceases to be a Participant in the Management Incentive Plan, (ii) his compensation income from the Company is subject to taxation under the Canadian income tax laws, (iii) he transfers from the Company to a non-participating Subsidiary, or (iv) the Compensation Committee exercises its discretion under the last sentence of Section 2.1. A Frozen Participant’s Deferral Elections for the Plan Year (for Bonus Deferrals) or the calendar year (for Salary Deferrals) shall remain in effect until the end of the Plan Year or calendar year, as applicable, in which such Participant becomes a Frozen Participant. A Frozen Participant shall not be eligible to make Deferral Elections until such time as he again becomes eligible to participate in the Plan, at which time any subsequent Deferral Elections shall be subject to the rules of Sections 3.1 or 3.3, as applicable.
     2.3 Benefits Upon Re-employment. If a Participant, who as a result of a Separation from Service or Disability is receiving or is eligible to receive a distribution of his Account pursuant to Section 6.2, 6.3, or 6.4, is subsequently re-employed by Sysco or an Affiliate, distributions shall commence as provided in Section 6.2, 6.3, or 6.4 without regard to his re-employment, or in the case of a Participant receiving installment payments pursuant to Section 6.2 or 6.3 as of his re-employment date, such payments shall continue unchanged. A separate Account shall be established by the Administrative Committee to account for any Deferrals or Company Matches credited on behalf of the Participant, if any, following such Participant’s re-employment.

ARTICLE III
PARTICIPANT DEFERRALS AND COMPANY CONTRIBUTIONS
     3.1 Bonus Deferral Election. A Participant may elect, what, if any, percentage of his MIP Bonus earned during a given Plan Year is to be deferred under this Plan (a “Bonus Deferral Election”), and such percentage shall be designated by the Participant pursuant to such form as approved by the Administrative Committee for this purpose (any such amount so deferred, a “Bonus Deferral”). To be eligible to make a Bonus Deferral Election for a given Plan Year, a Participant’s Eligibility Date must occur or have occurred on or before the first day of the Plan Year to which such Bonus Deferral Election relates. To make a Bonus Deferral Election, a Participant must complete, execute and file with the Administrative Committee a Bonus Deferral Election form within the applicable deadlines set forth below. A Bonus Deferral Election shall apply only with respect to the Plan Year specified in the Bonus Deferral Election form, and except as provided in Section 3.5 hereof, shall be irrevocable after the applicable deadline for making a Bonus Deferral Election for such Plan Year. To be effective, a Participant’s Bonus Deferral Election form must be received by the Administrative Committee within the period established by the Administrative Committee for a given Plan Year, provided that such period ends no later than the following times: (i) if the MIP Bonus qualifies as Performance Based Compensation (as applied on a Participant-by-Participant basis), the date that is six (6) months before the end of the Plan Year with respect to which such MIP Bonus is payable; or (ii) if the MIP Bonus does not qualify as Performance Based Compensation, the last day of the Plan Year immediately preceding the Plan Year with respect to which such MIP Bonus is payable. Prior to the period the Administrative Committee establishes for each Participant to make his Bonus Deferral Election, the Administrative Committee shall notify all eligible Participants of the maximum and minimum percentages of the MIP Bonus earned during a given Plan Year that may be deferred. If the Administrative Committee does not receive a Participant’s Bonus Deferral Election form within the period established for such purpose by the Administrative Committee for such Plan Year, the Participant shall be deemed to have elected not to make a Bonus Deferral Election for that Plan Year.
     3.2 Company Match. The Company shall award to each Participant who elects to defer a portion of his MIP Bonus under this Plan an amount equal to fifteen percent (15%) of that portion of the amount of the MIP Bonus deferred which is not in excess of twenty percent (20%) of his MIP Bonus, for a maximum potential match by the Company of three percent (3%) of the Participant’s MIP Bonus (any such amount so awarded, a “Company Match”). Notwithstanding anything herein or otherwise to the contrary, in no event shall the calculation of the Company Match take into account amounts deferred pursuant to Section 3.3.
     3.3 Salary Deferral Election. A Participant may elect to defer under this Plan all or a portion of the Salary Compensation otherwise payable to the Participant by the Company (a “Salary Deferral Election”), which amount shall be designated by the Participant pursuant to such form as approved by the Administrative Committee for this purpose (any such amount so deferred, a “Salary Deferral”). To make a Salary Deferral Election, a Participant must complete, execute and file with the Administrative Committee a Salary Deferral Election form within the applicable deadlines set forth below. A Salary Deferral Election shall apply only with respect to the calendar year or portion thereof, specified in the Salary Deferral Election form, and, except as provided in Section 3.5 hereof, shall be irrevocable after the applicable deadline for making a Salary Deferral Election for such calendar year.
          (a) In General. To be effective, a Salary Deferral Election form must be received by the Administrative Committee, within the period established by the Administrative Committee for a given calendar year; provided that such period ends on or before December 31 of the year prior to the calendar year for which the Salary Deferral Election is to be effective. If the Administrative Committee fails to receive a Salary Deferral Election form from a Participant during the period established by the Administrative Committee for such calendar year, the Participant shall be deemed to have elected not to make a Salary Deferral Election for that calendar year.
          (b) Election for First Year as Participant. Notwithstanding the provisions of Section 3.3(a), in the calendar year in which a Participant first becomes eligible to participate in the Plan, the Participant may make a Salary Deferral Election with respect to all or a portion of such Participant’s Salary Compensation beginning with the payroll period next following the receipt of the Participant’s Salary Deferral Election form; provided that such Salary Deferral Election form is received by the Administrative Committee on or before the 30th day following the Participant’s Eligibility Date. If the Administrative Committee does not receive such Participant’s Salary Deferral Election on or before the

30th day following the Participant’s Eligibility Date, the Participant shall be deemed to have elected not to make a Salary Deferral Election for such calendar year. Salary Deferral Elections by such a Participant for succeeding calendar years shall otherwise be made in accordance with the provisions of Section 3.3(a).
          (c) Additional Rules and Procedures. The Administrative Committee shall have the discretion to adopt such additional rules and procedures applicable to Salary Deferral Elections that the Administrative Committee determines are necessary. By way of amplification and not limitation, the Administrative Committee may require a Participant to pay or provide for payment of cash to the Company, and/or take such other actions determined to be necessary where, as a result of a Participant’s Salary Deferral Election, the compensation payable to a Participant currently is less than such Participant’s tax withholding and other obligations. Notwithstanding the foregoing, only the Compensation Committee shall have the authority to limit the amount of Salary Compensation deferred by a Participant under this Plan for any calendar year.
     3.4 Discretionary Company Contributions. Notwithstanding anything to the contrary contained herein, if authorized by the Compensation Committee, the Company, may, pursuant to a written agreement approved by the Compensation Committee, cause the Company to make additional contributions to a Participant’s Account. Any discretionary Company contributions made pursuant to this Section 3.4 shall be credited to a Participant’s Termination/Retirement Account and shall be paid at the earliest to occur of a Participant’s death, Disability, Retirement or Termination. Unless otherwise expressly provided in such written agreement, such discretionary contributions by the Company shall vest in accordance with the provisions of Section 5.2 of the Plan.
     3.5 Cancellation of Deferral Elections upon the Occurrence of an Unforeseeable Emergency. Notwithstanding anything to the contrary contained herein, if a Participant requests a hardship withdrawal pursuant to Section 6.9, and the Administrative Committee determines that such Participant has suffered an Unforeseeable Emergency, the Participant may elect to cancel such Participant’s Deferral Elections in effect for such calendar year. Such election shall be made in writing by the Participant in such form as the Administrative Committee determines from time to time. In addition, if a Participant receives a hardship distribution under a 401(k) plan sponsored by the Company, all Deferral Elections in effect for the calendar year or Plan Year, as the case may be, in which such hardship distribution is made shall be cancelled, and such Participant may not make additional Deferral Elections for at least six (6) months following the receipt of such hardship distribution. Any subsequent Deferral Election shall be subject to the rules of Sections 3.1 or 3.3, as applicable.

ARTICLE IV
ACCOUNT
     4.1 Establishing a Participant’s Account. The Administrative Committee shall establish an Account for each Participant in a Deferred Compensation Ledger which shall be maintained by the Company. Each Account shall reflect the entire interest of the Participant in the Plan.
     4.2 Credit of the Participant’s Bonus Deferral and the Company’s Match. Upon completion of the Plan Year, the Administrative Committee shall determine, as soon as administratively practicable, the amount of a Participant’s MIP Bonus that has been deferred for that Plan Year and the amount of the Company Match that has been awarded to the Participant pursuant to Section 3.2 and shall credit those amounts to the Participant’s Account in the Deferred Compensation Ledger as of the July 1st coincident with or closest to the end of the Plan Year for which the MIP Bonus was awarded.
     4.3 Credit of the Participant’s Salary Deferrals. The Participant’s Account in the Deferred Compensation Ledger shall be credited with Salary Deferrals, on the same day of each month on which cash compensation would otherwise have been paid to a Participant, with a dollar amount equal to the total amount by which the Participant’s cash compensation for such month was reduced in accordance with the Participant’s Salary Deferral Election.
     4.4 Deemed Investment of Deferrals. The credit balance of the Deferrals in the Participant’s Account shall be deemed invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:
          (a) Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments in which the Deferrals in such Participant’s Account will be deemed invested. The Investments designated by a Participant shall be deemed to have been purchased on the date on which the Deferrals are credited to the Participant’s Account, or if such day is not a Business Day, on the first Business Day following such date. If a Participant has not made a designation of Investments in which such Participant’s Deferrals will be deemed invested, the credit balance of the Deferrals in the Participant’s Account shall be deemed to be invested in the Default Investment.

          (b) At such times and under such procedures as the Administrative Committee shall designate, each Participant shall have the right to (i) change the existing Investments in which the Deferrals in such Participant’s Account are deemed invested by treating a portion of such Investments as having been sold and the new Investments purchased (i.e., an investment transfer), and (ii) change the Investments which are deemed purchased with future Deferrals credited to the Participant’s Account.
          (c) In the case of any deemed purchase of an Investment, the Participant’s Account shall be decreased by a dollar amount equal to the number of units of such Investment treated as purchased multiplied by the per unit net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date, and shall be increased by the number of units of such Investment treated as purchased. In the case of any deemed sale of an Investment, the Participant’s Account shall be decreased by the number of units of such Investment treated as sold, and shall be increased by a dollar amount equal to the number of units of such Investment treated as sold multiplied by the net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date.
          (d) In no event shall the Company be under any obligation, as a result of any designation of Investments made by Participants, to acquire any Investment assets, it being intended that the designation of any Investment shall only affect the determination of the amounts ultimately paid to a Participant.
          (e) In determining the amounts of all debits and credits to the Participant’s Account, the Administrative Committee shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in the Participant’s Account, the Administrative Committee, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
     4.5 Crediting of Earnings on Deferrals Invested in the Default Investment. Earnings will be credited on the portion of the Participant’s Account attributable to Deferrals invested (or deemed invested) by a Participant in the Default Investment in accordance with this Section 4.5. For the portion of the Participant’s Account attributable to Deferrals invested (or deemed invested) in the Default Investment as of the close of business on July 1, 2008 (including a Participant’s Bonus Deferral for the fiscal year 2008 MIP Bonus), earnings credited to a Participant’s Account on or after July 2, 2008 with respect to such amounts will be credited at a per annum investment return equal to the sum of (a) the investment return of the Default Investment, plus (b) one percent (1%). For Deferrals credited to a Participant’s Account on or after July 2, 2008 and invested in the Default Investment, and investment transfers into the Default Investment on or after July 2, 2008, earnings credited to a Participant’s Account on or after July 2, 2008 with respect to such amounts will be credited at a per annum investment return equal to the investment return of the Default Investment.
     4.6 Crediting of Interest on Company Match. Interest will be credited on the portion of the Participant’s Account attributable to Company Matches in accordance with this Section 4.6. For Company Matches credited to a Participant’s Account prior to July 2, 2008 (including the Company Match attributable to a Participant’s Bonus Deferral for the fiscal year 2008 MIP Bonus), interest credited to a Participant’s Account on or after July 2, 2008 with respect to such amounts will be credited at a per annum interest rate equal to the sum of (a) the investment return of the Default Investment, plus (b) one percent (1%). For Company Matches credited to a Participant’s Account on or after July 2, 2008, interest credited to a Participant’s Account on or after July 2, 2008 with respect to such amounts will be credited at a per annum interest rate equal to the investment return of the Default Investment. Interest on each Company Match shall be compounded annually, but credited on a daily basis.
     4.7 Procedure to Credit or Debit Interest, Earnings or Losses Upon an Event of Distribution.
          (a) Crediting of Interest or Deemed Investment Earnings or Losses Prior to Commencement of Distributions. The Participant’s Account shall continue to be credited or debited with Investment earnings or losses until (i) with respect to distribution events other than In-Service Distributions, the later to occur of (x) the date of the event giving rise to the distribution; or (y) the last day of the month preceding the month in which distributions will commence; and (ii) with respect to an In-Service Distribution, the date that is three (3) weeks prior to the In-Service Distribution Date with respect to such In-Service Distribution (the “Conversion Date”), at which time the deemed Investments of the portion of the Participant’s Account attributable to Deferrals, other than amounts invested in the Default Investment, shall be treated as sold and credited with a dollar value in accordance with Section 4.4(c) and invested in the Default Investment. For the period beginning on the Conversion Date and ending on the day immediately before the date on which distributions commence, the portion of the Participant’s Account attributable to Deferrals shall be credited with earnings as provided in Section 4.5. For purposes of this Section 4.7(a), for the period prior to the commencement of distributions, the portion of the Participant’s Account attributable to Company Matches shall be credited with interest as provided in Section 4.6. As of the close of business on the date immediately prior to the date distributions are to commence, interest and Investment earnings shall no longer be credited to a Participant’s Account pursuant to this Section 4.7(a) and interest shall be credited to the Participant’s Account as provided in Section 4.7(b).
          (b) Crediting of Interest After Commencement of Installment Distributions. If any portion of a Participant’s Account is to be paid pursuant to the Installment Distribution Option, interest shall be credited to the declining balance of the portion of the Participant’s Account subject to this Section 4.7(b), beginning on the day on which distributions commence and continuing until the day immediately before the final installment distribution is paid. The interest crediting rate for purposes of this Section 4.7(b) shall be determined as follows: (i) for events occurring prior to July 2, 2008 that give rise to a distribution, the per annum interest rate equal to the sum of (x) Moody’s as of the last day of the month that is two (2) months prior to the month during which distributions are to commence; plus (y) one percent (1%); and (ii) for events occurring on or after July 2, 2008 that give rise to a distribution, the per annum interest rate equal to Moody’s as of the last day of the month that is two (2) months prior to the month during which distributions are to commence.
          (c) Variable Investment Option. For Participants whose Retirement occurred prior to July 2, 2008, and who elected the Variable Investment Option (as defined in the Current Plan), the determination of the amount of each installment distribution and the crediting of Investment earnings and losses during the period in which the Participant is receiving distributions shall be governed by the terms of the Current Plan, except that for purposes of determining the amount of Investment earnings and losses credited to such Participant’s Account the terms of the Plan shall govern.

ARTICLE V
VESTING
     5.1 Deferrals. The amount credited to a Participant’s Account attributable to Deferrals, adjusted for deemed Investment earnings and losses pursuant to Sections 4.4 and 4.5, shall be 100% vested at all times, except that deemed Investment earnings attributable to Deferrals shall be subject to forfeiture under Sections 6.7 and 6.8.
     5.2 Company Match.
          (a) Each Company Match, together with interest accumulated on those matches pursuant to Section 4.6, shall vest in accordance with the following schedule provided such Participant is at least fifty-five (55) years of age and has fifteen (15) years of MIP Participation:

	Participant’s Combined Full Years of Age
Percentage	and Full Years of MIP Participation	Vested
	Less than 70	0%
	70	50%
	71	55%
	72	60%
	73	65%
	74	70%
	75	75%
	76	80%
	77	85%
	78	90%
	79	95%
	80 or more	100%
          (b) Notwithstanding the foregoing, each Company Match together with interest accumulated on those matches pursuant to Section 4.6, shall automatically vest on the earlier to occur of (a) the tenth (10th) anniversary of the date as of which the Company Match was credited to the Participant’s Account, (b) the Participant attaining age 60, (c) the Participant’s death, (d) the Participant’s Disability, or (e) a Change of Control.
          (c) Notwithstanding anything to the contrary contained herein, the Compensation Committee may, within its sole discretion, accelerate vesting under this Section 5.2 when it determines that specific situations warrant such action.

          (d) Vested Company Matches together with interest accumulated on those matches pursuant to Section 4.6 shall be subject to forfeiture under Sections 6.7 and 6.8, and any applicable reduction caused by the restriction set forth in Section 6.11.
ARTICLE VI
DISTRIBUTIONS
     6.1 Death. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall be paid the balance of the Participant’s Account in the Deferred Compensation Ledger pursuant to the distribution option selected by the Participant under Section 6.6(c).
          Each Participant, upon making his initial deferral election, shall file with the Administrative Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of the Participant’s death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation shall be effective upon receipt by the Administrative Committee of a properly executed form approved by the Administrative Committee for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Administrative Committee. If there is no valid designation of Beneficiary on file with the Administrative Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or, in the case of an entity, otherwise ceased to exist, the Beneficiary shall be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary who is an individual shall be deemed to have predeceased the Participant if the Beneficiary dies within 30 days of the date of the Participant’s death. If any Beneficiary survives the Participant but dies or, in the case of an entity, otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or, in the case of an entity, to the Participant’s spouse, if the spouse survives the Participant, or otherwise to the Participant’s estate. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the Participant’s spouse in a form acceptable to the Administrative Committee in order to be effective.
     6.2 Disability. Upon the Disability of a Participant, the Participant shall be paid the balance of the Participant’s Account in the Deferred Compensation Ledger pursuant to the distribution option selected by the Participant under Section 6.6(c).
     6.3 Retirement. Upon the Retirement of a Participant, the Participant shall be paid the vested portion of such Participant’s Account in the Deferred Compensation Ledger pursuant to the Distribution option selected by the Participant under Section 6.6(c). Any amounts not vested at the time of such Participant’s Retirement shall be forfeited.
     6.4 Distributions Upon Termination. Upon a Participant’s Termination, the Participant shall be paid the vested portion of such Participant’s Account in the Deferred Compensation Ledger pursuant to the Lump Sum Distribution Option. Any amounts not vested at the time of such Participant’s Termination shall be forfeited.
     6.5 In-Service Distributions. Each In-Service Distribution shall be paid in a lump sum on the In-Service Distribution Date, or as soon as administratively practicable thereafter. Notwithstanding a Participant’s election to receive an In-Service Distribution of some or all of the Participant’s Account, if the Participant’s Retirement, Disability, death or Termination, as applicable, occurs prior to any In-Service Distribution Date(s), the Participant’s remaining In-Service Account balance(s) (after making any In-Service Distributions with respect to In-Service Distribution Date(s) occurring prior to such Participant’s Retirement, death, Disability or Termination but not otherwise paid) shall be distributed pursuant to the Plan’s provisions regarding distributions upon Retirement, Disability, death or Termination, as applicable.
     6.6 Distribution Elections for Deferrals. Each Participant shall have the right to elect, to revoke, or to change any prior election of the timing of payment or the form of distribution at the time and under the rules established by the Administrative Committee, which rules shall include and shall be limited by the provisions of this Section 6.6.
          (a) Initial Distribution Elections.
               (i)  Death/Disability/Retirement Distribution Elections. A Participant may elect different forms of distribution, as specified in Section 6.6(c), with respect to the distribution events described in Sections 6.1 (upon death), 6.2 (upon Disability) and 6.3 (upon Retirement). The initial election of form of distribution with respect to a particular distribution event, if received by the Administrative Committee in proper form prior to or concurrent with the time a Participant first makes an affirmative Deferral Election under this Plan, shall be effective upon receipt, and shall become irrevocable at the time a Participant first makes an affirmative Deferral Election under this Plan. All elections of form of distribution, with respect to such distribution events, made after the time a Participant first makes an affirmative Deferral Election under this Plan must comply with the rules of Section 6.6(b).
               (ii) In-Service Distribution Elections. In connection with each Salary Deferral Election and/or Bonus Deferral Election made for a given calendar year and/or Plan Year, a Participant may elect to receive such Deferrals in a lump sum distribution at an In-Service Distribution Date that is at least three (3) years after the end of the calendar year in which such Salary Compensation or MIP Bonus would otherwise have been paid (an “In-Service Distribution Election”); provided, however, that a Participant’s designation of an In-Service Distribution Date with respect to a Bonus Deferral shall not apply to any Company Match associated with such Bonus Deferral. For the avoidance of doubt, a vested Company Match shall only be payable in connection with a distribution event described in Section 6.1 (upon death), 6.2 (upon Disability), 6.3 (upon Retirement), or 6.4 (upon Termination). Except as otherwise required by the Administrative Committee, an In-Service Distribution Election may be made separately with respect to each calendar year’s or Plan Year’s Salary Deferrals and/or Bonus Deferrals, and In-Service Accounts shall be established accordingly. Any portion of a Deferral that is not credited to an In-Service Account shall be credited to the Participant’s Termination/Retirement Account, which credited amounts shall remain credited to the Participant’s Termination/Retirement Account until such amounts have been distributed to the Participant or the Participant’s Beneficiary and may not be later credited or reallocated to an In-Service Account.
          (b) Subsequent Elections. Any election, revocation, or change of election of form of distribution with respect to distributions upon death, Disability and Retirement that a Participant makes after he first makes an affirmative Deferral Election under this Plan; or change of election of time of payment with respect to In-Service Distributions (such elections, revocations and changes are referred to collectively herein as “Subsequent Elections”) shall be effective only if the requirements of this Section

6.6(b) are met. Subsequent Elections may be submitted to the Administrative Committee from time to time in the form determined by the Administrative Committee and shall be effective on the date that is twelve (12) months after the date on which such Subsequent Election is received by the Administrative Committee. If an event giving rise to a distribution occurs during the one-year period after a Subsequent Election is made, or if such Subsequent Election does not meet the requirements of this Section 6.6(b), distributions under this Plan shall be made pursuant to the Participant’s last effective election, revocation, or change with respect to the event giving rise to the distribution. With respect to payments upon Retirement or upon the occurrence of an In-Service Distribution Date, (i) the Subsequent Election must be received by the Administrative Committee in proper form at least one year prior to such Participant’s Retirement or the occurrence of an In-Service Distribution Date; and (ii) the first payment pursuant to such Subsequent Election may not be made within the five-year period commencing on the date such payment would have been made or commenced under the last effective election, revocation, or change made by the Participant.
          (c) Distribution Options. The distribution options that may be selected by Participants pursuant to this Section 6.6 are as follows:
               (i) Installment Distribution Option. If a Participant selects the “Installment Distribution Option”, with respect to all or a portion of a Participant’s Account, except as otherwise provided in this Section 6.6(c)(i), the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this section applies in equal quarterly or annual (as selected by the Participant) installments of principal and interest for a period of up to 20 years (as selected by the Participant). Notwithstanding the foregoing, if the Participant forfeits all or a portion of his Account pursuant to Section 6.7 (forfeiture for cause) or Section 6.8 (forfeiture for competition), the amount of each installment of principal and interest shall be recalculated as of the date of any such forfeiture taking into account the remaining amount due to the Participant and the remaining period over which such Participant was to receive installment payments pursuant to this Section 6.6(c)(i). Amounts distributed pursuant to the Installment Distribution Option shall be treated as a single payment for purposes of the subsequent deferral election rules of Section 409A.

               (ii) Lump Sum Distribution Option. If the Participant selects the “Lump Sum Distribution Option”, with respect to all or a portion of the Participant’s Account, the Participant or the Participant’s Beneficiaries shall be paid the portion of the Participant’s Account in the Deferred Compensation Ledger to which this Section 6.6(c)(ii) applies, in a lump sum.
               (iii) Combination Lump Sum and Installment Distribution Option. Participants may also elect to have their Accounts distributed in part pursuant to the Lump Sum Distribution Option, and the balance distributed pursuant to the Installment Distribution Option, by making the appropriate designation on the form which the Administrative Committee has approved for this purpose. If a Participant elects to have his Account distributed pursuant to this Section 6.6(c)(iii), the lump sum payment shall be made at the time provided under Section 6.6(d) and the installment payments shall commence upon the next applicable payment date (i.e., either quarterly or annually).
               (iv) Default Distribution Option. If a Participant does not have an effective election as to the form of distribution on file with the Administrative Committee at the time distributions to such Participant are to commence, the Participant shall be conclusively deemed to have elected to receive the vested balance of such Participant’s Account pursuant to the Installment Distribution Option annually over a period of fifteen (15) years (the “Default Distribution Option”).
          (d) Commencement of Distributions. Distributions pursuant to this Section 6.6 shall commence as soon as administratively feasible after the event giving rise to the distribution, but not later than 90 days after the event giving rise to the distribution; provided, however, that in the case of the death of the Participant, distributions shall not commence within the thirty (30) day period following the Participant’s death; provided further, that, in the case of a Participant who has made a Subsequent Election with respect to distributions upon Retirement or the occurrence of an In-Service Distribution Date, distributions upon Retirement or the occurrence of an In-Service Distribution Date shall not commence earlier than the time prescribed by Section 6.6(b); provided further, that distributions to a Specified Employee that result from such Participant’s Retirement or Termination shall not commence earlier than the date that is six (6) months after such Specified Employee’s Retirement or Termination from the Company if such earlier commencement would result in the imposition of tax under Section 409A. If distributions to a Participant are delayed because of the six-month distribution delay described in the immediately preceding sentence, such distributions shall commence as soon as administratively feasible following the end of such six-month period, but not later than thirty (30) days after the end of such six-month period.
     6.7 Forfeiture For Cause.
          (a) Forfeiture on Account of Discharge. If the Administrative Committee finds, after full consideration of the facts presented on behalf of both Sysco (or as applicable, a Subsidiary) and a Participant, that the Participant was discharged by Sysco (or as applicable, a Subsidiary) for: (i) fraud, (ii) embezzlement, (iii) theft, (iv) commission of a felony, (v) proven dishonesty in the course of his employment by Sysco (or as applicable, a Subsidiary) which damaged Sysco and/or any of its Subsidiaries, or (vi) disclosing trade secrets of Sysco and/or any of its Subsidiaries ((i) through (vi) individually and collectively referred to as “Forfeiture Event”), the entire amount credited to the Participant’s Account in the Deferred Compensation Ledger as of the date of discharge, exclusive of the lesser of (a) the credit balance of the Participant’s Account attributable to Deferrals of the Participant, without any adjustments for deemed Investment earnings and losses pursuant to Sections 4.4, 4.5 and 4.7, or (b) the credit balance of the Participant’s Account attributable to Deferrals, taking into account the adjustments for deemed Investment earnings and losses pursuant to Sections 4.4, 4.5 and 4.7, shall be forfeited even though it may have been previously vested under Article V.
          (b) Forfeiture after Commencement of Distributions. If the Administrative Committee finds, after full consideration of the facts presented on behalf of both Sysco (or as applicable, a Subsidiary) and the Participant, that a Participant who has begun receiving distributions under this Plan (other than In-Service Distributions) engaged in a Forfeiture Event during his employment with Sysco (or as applicable, a Subsidiary) (even though the Participant was not discharged from Sysco or a Subsidiary for such a Forfeiture Event), the Participant and/or Participant’s Beneficiaries shall forfeit the entire amount credited to the Participant’s Account in the Deferred Compensation Ledger exclusive of the lesser of (i) the credit balance of the Participant’s Account attributable to Deferrals of the Participant, without any adjustments for deemed Investment earnings and losses pursuant to Sections 4.4, 4.5 and 4.7, or (ii) the credit balance of the Participant’s Account attributable to Deferrals, taking into account the adjustments for deemed Investment earnings and losses pursuant to Sections 4.4, 4.5 and 4.7, even though it may have been previously vested under Article V. For purposes of determining the portion of the Participant’s Account attributable to Deferrals, any distributions made to a Participant before the date of determination shall be applied first to reduce the credit balance of the Participant’s Account attributable to Deferrals (exclusive of any associated Investment earnings).
          (c) Administrative Committee Discretion. The decision of the Administrative Committee as to the existence of a Forfeiture Event shall be final. No decision of the Administrative Committee shall affect the finality of the discharge of the Participant by Sysco or a Subsidiary in any manner.
          (d) Special Rule for Change of Control. Notwithstanding the above, the forfeiture created by Sections 6.7(a) and 6.7(b), respectively, shall not apply to a Participant who: (i) is discharged during the Plan Year in which a Change of Control occurs, or during the next three (3) succeeding Plan Years following the Plan Year in which a Change of Controls occurs (the “Change of Control Period”) or (ii) during the Change of Control Period is determined by the Administrative Committee to have engaged in a Forfeiture Event, unless an arbitrator selected to review the Administrative Committee’s findings agrees with the Administrative Committee’s determination to apply the forfeiture. The arbitration shall be governed by the provisions of Section 7.7(e) below.
     6.8 Forfeiture for Competition.
          (a) Participant hereby recognizes that the Company would not be providing the valuable benefits conferred by this Plan but for Participant’s willingness to provide certain post-employment covenants designed to protect Sysco and its Subsidiaries’ valuable confidential information, trade secrets and goodwill, including, without limitation, its valuable customer and supplier relationships. By accepting the benefits provided by this Plan, Participant acknowledges that Participant is engaging in an arms-length transaction of parties with equal bargaining power, recognizing that Participant may refuse to accept the benefits provided by this Plan and accordingly refuse to provide the covenants contained in this

Section 6.8 without any impact on Participant’s continued employment with Sysco (or, as applicable, any Subsidiary).
          (b) Participant shall forfeit all amounts otherwise due under this Plan, exclusive of the lesser of (i) the credit balance of the Participant’s Account attributable to Deferrals of the Participant, without any adjustments for deemed Investment earnings and losses pursuant to Sections 4.4, 4.5 and 4.7, or (ii) the credit balance of the Participant’s Account attributable to Deferrals, taking into account the adjustments for deemed Investment earnings and losses pursuant to Sections 4.4, 4.5 and 4.7, if the Administrative Committee finds, after full consideration of the facts, that Participant, at any time within five (5) years from Participant’s last day of employment and without written consent of Sysco’s CEO or General Counsel, directly or indirectly engages in any of the following acts: (1) provides services (regardless of whether as a director, officer, employee, consultant or independent contractor) that are substantially the same as provided to Sysco (or as applicable, any Subsidiary) of any business that competes with the business of Sysco (or, if applicable, any Subsidiary if Participant worked for a Subsidiary as of Participant’s last day of employment) in any county where Sysco (or as applicable, any Subsidiary) that employed Participant sold product as of the date of this Plan, provided that Participant also worked in or had responsibility over such county or counties at any time during the last twenty-four (24) months of Participant’s employment with Sysco (or, as applicable, any Subsidiary); (2) solicits, entices or recruits for any business that competes with the business of Sysco (or, if applicable, any Subsidiary if Participant worked for a Subsidiary as of Participant’s last day of employment) any actual or prospective customer of Sysco (or as applicable, any Subsidiary) with whom Participant had contact at any time during Participant’s employment; (3) solicits, entices or recruits any employee of Sysco or any Subsidiary to leave such employment to join a competing business; or (4) discloses any trade secret or item of confidential information of Sysco and/or any Subsidiary to a competing business. For purposes of determining the portion of the Participant’s Account attributable to Deferrals, any distributions made to a Participant before the date of determination shall be applied first to reduce the credit balance of the Participant’s Account attributable to Deferrals (exclusive of any associated Investment earnings).

          (c) Notwithstanding the foregoing, the forfeiture created by this Section 6.8 shall not apply to any Participant whose termination of employment from Sysco or a Subsidiary occurs during the Change of Control Period.
     6.9 Hardship Withdrawals. Any Participant may request a hardship withdrawal to satisfy an “Unforeseeable Emergency.” No hardship withdrawal can exceed the lesser of (i) the amount of Deferrals credited to the Participant’s Account, or (ii) the amount reasonably necessary to satisfy the Unforeseeable Emergency. Whether an Unforeseeable Emergency exists and the amount reasonably needed to satisfy such need shall be determined by the Administrative Committee based upon the evidence presented by the Participant and the rules established in this Section 6.9. If a hardship withdrawal under this Section 6.9 is approved by the Administrative Committee, it shall be paid within ten (10) days of the Administrative Committee’s determination. For purposes of this Plan, an “Unforeseeable Emergency” means either: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant, provided that in each case the circumstances qualify as an “unforeseeable emergency” for purposes of Section 409A. The circumstances that constitute a hardship shall depend upon the facts of each case, but, in any case, amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such need is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise (other than compensation that would otherwise be available to the Participant from either a tax-qualified plan or another non-qualified deferred compensation plan (irrespective of whether such non-qualified deferred compensation plan is subject to Section 409A of the Code)), (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets will not itself cause severe financial hardship, or (c) additional compensation that may be available to such Participant by reason of a cancellation of deferrals under Section 3.5 of this Plan. Foreseeable needs for funds, such as the need to send a Participant’s child to college or the desire to purchase a home, shall not be considered to be an Unforeseeable Emergency.

     6.10 Payments Upon Income Inclusion Under Section 409A. It is intended that the provisions of this Plan shall comply fully with the requirements of Section 409A. In the event that it is determined that some or all of the provisions of this Plan do not comply with the requirements of Section 409A and a Participant is required to include in income amounts otherwise deferred under this Plan as a result of non-compliance with Section 409A, the Participant shall be entitled, upon request, to receive a distribution from such Participant’s Account not to exceed the lesser of (i) the vested portion of the Participant’s Account, or (ii) the amount required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A. Amounts distributable pursuant to this Section 6.10 shall be distributed as soon as administratively feasible but no later than ninety (90) days after the date of the determination that such provisions of the Plan do not comply with the requirements of Section 409A.
     6.11 Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments. If any payment or benefit received or to be received by a Participant in connection with a “change of control” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) of Sysco would either (i) result in such payment not being deductible, whether in whole or in part, by Sysco or any Subsidiary, as a result of Section 280G of the Code, and/or (ii) result in the Participant being subject to the excise tax imposed under Section 4999 of the Code, and a reduction under the Sysco Corporation Supplemental Executive Retirement Plan (including the Program) or any other non-qualified defined benefit or defined contribution plan sponsored by Sysco or any Subsidiary (or any company for which the Participant worked that was acquired by Sysco or any Subsidiary) and approved by the Administrative Committee, as applicable, is not sufficient to cause all benefits paid under this Plan to be deductible (and/or not subject to the excise tax under Section 4999 of the Code), then the benefits payable under this Plan shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the benefits payable under this Plan have been reduced to an amount equal to the credit balance of the Participant’s Account attributable to Deferrals, as adjusted for deemed Investment earnings and losses pursuant to Sections 4.4 and 4.5. In determining this limitation: (a) no portion of the Total Payments which the Participant has waived in writing prior to the date of the payment of benefits under this Plan will be taken into account, (b) no portion of the Total Payments which tax counsel, selected by Sysco’s independent auditors and acceptable to the Participant and reasonably acceptable to Sysco (“Tax

Counsel”), determines not to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code will be taken into account (including, without limitation, amounts not treated as a “parachute payment” as a result of the application of Section 280G(d)(4)(A)), (c) no portion of the Total Payments which Tax Counsel, determines to be reasonable compensation for services rendered within the meaning of Section 280G(d)(4)(B) of the Code will be treated as an “excess parachute payment” in the manner provided by Section 280G(d)(4)(B), and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by Sysco’s independent auditors in accordance with Sections 280G(b)(3) and (4) of the Code. Notwithstanding anything herein or otherwise to the contrary, the Compensation Committee, may, within its sole discretion and pursuant to an agreement approved by the Compensation Committee, waive application of this Section 6.11, when it determines that specific situations warrant such action.
     6.12 Responsibility for Distributions and Withholding of Taxes. The Administrative Committee shall furnish information, to the Company last employing the Participant, concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make or cause the Rabbi Trust to make the distribution required. It shall also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld.

ARTICLE VII
ADMINISTRATION
     7.1 Administrative Committee Appointment. The Administrative Committee shall be appointed by the Compensation Committee. Each Administrative Committee member shall serve until his or her resignation or removal. The Compensation Committee or its designee shall have the sole discretion to remove any one or more Administrative Committee members and to appoint one or more replacement or additional Administrative Committee members from time to time.
     7.2 Administrative Committee Organization and Voting. The organizational structure and voting responsibilities of the Administrative Committee shall be as set forth in the bylaws of the Administrative Committee.
     7.3 Powers of the Administrative Committee. Except as provided under Section 7.8 or unless otherwise reserved to the Compensation Committee, the Administrative Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
          (a) to make rules and regulations for the administration of the Plan;
          (b) to construe all terms, provisions, conditions and limitations of the Plan;
          (c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
          (d) to designate the persons eligible to become Participants and to establish the maximum and minimum amounts that may be elected to be deferred;
          (e) to determine all controversies relating to the administration of the Plan, including but not limited to:
               (i) differences of opinion arising between the Company and a Participant in accordance with Section 7.7, except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control, in which event, such difference of opinion shall be decided by judicial action; and

               (ii) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefits of all parties at interest;
          (f) to delegate by written notice any plan administration duties of the Administrative Committee to such individual members of the Administrative Committee, individual employees of the Company, or groups of employees of the Company, as the Administrative Committee determines to be necessary or advisable to properly administer the Plan; and
          (g) to designate the investment options treated as Investments for purposes of this Plan.
     7.4 Committee Discretion. The Administrative Committee (or, as applicable, the Compensation Committee), in exercising any power or authority granted under this Plan, or in making any determination under this Plan shall perform or refrain from performing those acts pursuant to such authority using its sole discretion and judgment. By way of amplification and without limiting the foregoing, the Company specifically intends that the Administrative Committee (or, as applicable, the Compensation Committee) have the greatest possible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any decision made by the Administrative Committee (or, as applicable, the Compensation Committee) or any refraining to act or any act taken by the Administrative Committee (or, as applicable, the Compensation Committee) in good faith shall be final and binding on all parties. The Administrative Committee’s (or, as applicable, the Compensation Committee’s) decisions shall never be subject to de novo review. Notwithstanding the foregoing, the Administrative Committee’s (or, as applicable, the Compensation Committee’s) decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs and during the next three (3) succeeding Plan Years.
     7.5 Reimbursement of Expenses. The Administrative Committee shall serve without compensation for its services but shall be reimbursed by Sysco for all expenses properly and actually incurred in the performance of its duties under the Plan.
     7.6 Indemnification. To the extent permitted by law, members of the Board of Directors, members of the Compensation Committee, members of the Administrative Committee, employees of the

Company, and all agents and representatives of the Company shall be indemnified by the Company, and saved harmless against any claims resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
     7.7 Claims Procedure. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (referred to hereinafter as a “Claimant”) must file a written request for such benefit with the Administrative Committee; provided, however, that any claim involving entitlement to, the amount of or the method of or timing of payment of a benefit affected by a Change of Control shall be governed by Section 7.3(e)(i). Such written request must set forth the Claimant’s claim and must be addressed to the Administrative Committee at Sysco’s principal office.
          (a) Initial Claims Decision. The Administrative Committee shall generally provide written notice to the Claimant of its decision within ninety (90) days (or forty-five (45) days for a Disability-based claim) after the claim is filed with the Administrative Committee; provided, however, that the Administrative Committee may have up to an additional ninety (90) days (or up to two (2) thirty (30) day periods for a Disability-based claim), to decide the claim, if the Administrative Committee determines that special circumstances require an extension of time to decide the claim, and the Administrative Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.
          (b) Appeals. A Claimant may appeal the Administrative Committee’s decision by submitting a written request for review to the Administrative Committee within sixty (60) days (or one hundred eighty (180) days for a Disability-based claim) after the earlier of receiving the denial notice or after expiration of the initial review period. Such written request must be addressed to the Administrative Committee at Sysco’s principal office. In connection with such request, the Claimant (and his or her authorized representative, if any) may review any pertinent documents upon which the denial was based and may submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant’s request for review is not received within the earlier of sixty (60) days (or one hundred eighty (180) days for a Disability-based claim) after receipt of the denial or after expiration of the initial review period, the denial shall be final, and the Claimant shall be barred and estopped from challenging the Administrative Committee’s determination.

          (c) Decision Following Appeal. The Administrative Committee shall generally make its decision on the Claimant’s appeal in writing within sixty (60) days (or forty-five (45) days for a Disability-based claim) following its receipt of the Claimant’s request for appeal; provided, however, that the Administrative Committee may have up to an additional sixty (60) days (or forty-five (45) days for a Disability-based claim) to decide the claim, if the Administrative Committee determines that special circumstances require an extension of time to decide the claim and the Administrative Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. The Administrative Committee shall notify the Claimant of its decision on the Claimant’s appeal in writing, regardless of whether the decision is adverse.
          (d) Decisions Final; Procedures Mandatory. A decision on appeal by the Administrative Committee shall be binding and conclusive upon all persons, and completion of the claims procedures described in this Section 7.7 shall be a mandatory precondition to commencement of any arbitration proceeding in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Administrative Committee may, in its sole discretion, waive the procedures described in this Section 7.7 as a mandatory precondition to such an action.
          (e) Mandatory and Binding Arbitration. Any dispute that in any way relates to this Plan, including, without limitation, any benefit allegedly due under this Plan or that is the subject of any forfeiture decision under this Plan, shall be submitted to mandatory and binding arbitration before the American Arbitration Association (“AAA”), in accordance with the Employee Benefit Plan Claims Arbitration Rules established by the AAA, at the sole and exclusive jurisdiction of the AAA’s regional office for the State of Delaware. The arbitrator shall be selected by permitting Sysco and the Participant to strike one name each from a panel of three names obtained from the AAA from its panel of Employee Benefit Plan Claims Arbitrators. The person whose name is remaining shall be the arbitrator. The arbitrator shall determine the extent of discovery, if any, that is needed to resolve the dispute after hearing the positions of each party regarding the need for discovery. The arbitrator shall be bound to apply the laws of the State of Delaware to resolve any dispute without regard for any conflict of law principles, as Participant acknowledges that Sysco is organized under the laws of the State of Delaware. The decision of the arbitrator shall be final and binding on both parties.
     7.8 Compensation Committee Decisions. Notwithstanding anything in the Plan to the contrary, any determination made with respect to the benefits or rights of an Executive Officer under this Plan shall not be made by the Administrative Committee but shall instead be made by the Compensation Committee, and each provision of the Plan otherwise governing such a determination shall be interpreted and construed to substitute the Compensation Committee for the Administrative Committee in such provision.

ARTICLE VIII
ADOPTION BY SUBSIDIARIES
     8.1 Procedure for and Status After Adoption. Any Subsidiary may, with the approval of the Administrative Committee, adopt this Plan by appropriate action of its board of directors. The terms of this Plan shall apply separately to each Subsidiary adopting this Plan and its Participants in the same manner as is expressly provided for Sysco and its Participants except that the powers of the Board of Directors, the Compensation Committee and the Administrative Committee under the Plan shall be exercised by the Board of Directors of Sysco, the Compensation Committee of the Board of Directors of Sysco or the Administrative Committee of Sysco, as applicable. Sysco and each Subsidiary adopting this Plan shall bear the cost of providing plan benefits for its own Participants. It is intended that the obligation of Sysco and each Subsidiary with respect to its Participants shall be the sole obligation of the Company that is employing the Participant and shall not bind any other Company.
     8.2 Termination of Participation By Adopting Subsidiary. Any Subsidiary adopting this Plan may, by appropriate action of its board of directors, terminate its participation in this Plan. The Administrative Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by any Subsidiary shall not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to amounts previously standing to his credit in his Account in the Deferred Compensation Ledger, including, without limitation, all of the Participant’s rights pursuant to Sections 4.4, 4.5 and 4.6 with respect to amounts deferred by him and matched by the Company and credited to his Account, prior to the distribution of those funds to the Participant, without his consent.

ARTICLE IX
AMENDMENT AND/OR TERMINATION
     9.1 Amendment or Termination of the Plan. Except as otherwise provided in this Section 9.1, the Compensation Committee may amend or terminate this Plan at any time by an instrument in writing without the consent of any adopting Subsidiary. Notwithstanding the foregoing, in no event shall the Plan be terminated during the two (2) year period following a Change of Control.
     9.2 No Retroactive Effect on Awarded Benefits. Absent a Participant’s prior consent, no amendment shall:
          (a) affect the amounts then standing to his credit in his Account in the Deferred Compensation Ledger;
          (b) change the rate of or method of calculating interest to accrue in the future on Company Matches credited to a Participant’s Account prior to July 2, 2008;
          (c) change a Participant’s rights under any provision relating to a Change of Control after a Change of Control has occurred.
However, the Compensation Committee shall retain the right at any time to (i) change in any manner the method of calculating Investment earnings and losses effective from and after the date of the amendment on the Participant’s Deferrals, and (ii) change the rate of or method of calculating interest, effective from and after the date of the amendment, to accrue on Company Matches credited to a Participant’s Account on or after July 2, 2008, if in both cases the amendment has been announced to the Participants.
     9.3 Effect of Termination. Upon termination of the Plan, the following provisions of this Section 9.3 shall apply:
          (a) No additional amounts shall be credited to any Participant’s Account in the Deferred Compensation Ledger, to the extent such amounts relate to salaries or bonuses earned on or after the effective date of the Plan’s termination.
          (b) The Compensation Committe may, in its sole discretion, authorize distributions of the vested balance of the Participants’ Accounts in the Deferred Compensation Ledger to Participants as a result of the Plan’s termination; provided that:

               (i) All deferred compensation arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations, if the Participant participated in such arrangements are terminated;
               (ii) No distributions other than distributions that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan;
               (iii) All distributions of amounts deferred under the Plan and any other vested amounts are paid within twenty-four (24) months of the termination of the Plan; and
               (iv) The Company does not adopt a new deferred compensation arrangement at any time within three (3) years following the date of termination of the Plan that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in this Plan and the new arrangement.
          (c) Except as otherwise provided in Sections 9.3(a) and (b), on and after the effective date of the Plan’s termination, (i) the Plan shall continue to be administered as it was prior to the Plan’s termination until all Participant Account balances have been distributed pursuant to the terms of the Plan; (ii) a Participant shall continue to be entitled to a distribution of his Account only if he meets the distribution requirements set forth in Article 6 hereof; (iii) the forfeiture provisions of Sections 6.7 and 6.8, and the restrictions set out in Section 6.11 shall continue to apply; and (iv) no Participant shall be entitled to a distribution of the Participant’s Account solely as a result of the Plan’s termination in accordance with the terms of this Article IX.

ARTICLE X
FUNDING
     10.1 Payments Under This Plan are the Obligation of the Company. The Company shall pay the benefits due the Participants under this Plan; however should it fail to do so when a benefit is due, the benefit shall be paid by the trustee of that certain trust agreement by and between the Company and JPMorgan Chase Bank, with respect to the funding of the Plan. In any event, if the trust fails to pay for any reason, the Company still remains liable for the payment of all benefits provided by this Plan.
     10.2 Plan Obligations May be Funded Through Rabbi Trust. It is specifically recognized by both the Company and the Participants that the Company may, but is not required to, purchase life insurance so as to accumulate assets to fund the obligations of the Company under this Plan, and that the Company may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to a trust established to accumulate assets sufficient to fund the obligations of all of the Companies under this Plan. However, under all circumstances, the Participants shall have no rights to any of those policies; and likewise, under all circumstances, the rights of the Participants to the assets held in the trust shall be no greater than the rights expressed in this Plan and the trust agreement governing the trust. Nothing contained in the trust agreement which creates the funding trust shall constitute a guarantee by any Company that assets of the Company transferred to the trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Company become insolvent or bankrupt. Any trust agreement prepared to fund the Company’s obligations under this Plan must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of the Company in relation to their benefits under this Plan.
     10.3 Reversion of Excess Assets. Any Company may, at any time, request the record keeper for the Plan to determine the present Account balance, assuming the Account balance to be fully vested and taking into account credits and debits arising from deemed Investment earnings and losses credited interest pursuant to Article IV, as of the month end coincident with or next preceding the request, of all Participants and Beneficiaries of deceased Participants for which the Company is or will be obligated to make payments under this Plan. If the fair market value of the assets held in the trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries by 25%, any Company may direct the trustee to return to each Company its proportionate part of the assets which are in excess of 125% of the Account balances. Each Company’s share, of the excess assets will be the Participants’ Accounts earned while in the employ of that Company as compared to the total of the Account balances earned by all Participants under the Plan times the excess assets. If there has been a Change of Control, for the purpose of determining if there are excess funds, all contributions made prior to the Change of Control will be subtracted from the fair market value of the assets held in the trust as of the determination date but before the determination is made.
     10.4 Participants Must Rely Only on General Credit of the Company. It is also specifically recognized by both the Company and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under this Plan. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan will constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company. Though the Company may establish or become a signatory to a Rabbi Trust, as indicated in Section 10.2, to accumulate assets to fulfill its obligations, the Plan and any such trust will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by the Company, contributed to any such trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No policy or other specific asset of the Company has been or will be set aside, or will in any way be transferred to the trust or will be pledged in any way for the performance of the Company’s obligations under this Plan which would remove the policy or asset from being subject to the general creditors of the Company.

ARTICLE XI
MISCELLANEOUS
     11.1 Limitation of Rights. Nothing in this Plan shall be construed:
          (a) to give any employee of any Company any right to be designated a Participant in the Plan;
          (b) to give a Participant any right with respect to the compensation deferred, the Company Match, the deemed Investment earnings and losses, or the interest credited in the Deferred Compensation Ledger except in accordance with the terms of this Plan;
          (c) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;
          (d) to evidence any agreement or understanding, expressed or implied, that the Company shall employ a Participant in any particular position or for any particular remuneration; or
          (e) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Company.
     11.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Administrative Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Administrative Committee determines in its sole discretion.
     11.3 Non-alienation of Benefits. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Administrative Committee, cease. In that event, the Administrative Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Administrative Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     11.4 Reliance Upon Information. No member of either the Administrative Committee or the Compensation Committee shall be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Administrative Committee or the Compensation Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accountants or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.
     11.5 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     11.6 Notice. Any notice or filing required or permitted to be given to the Administrative Committee or a Participant shall be sufficient if submitted in writing and hand-delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand-delivery or if delivery is by mail, as of the date shown on the postmark.
     11.7 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.
     11.8 Governing Law and Exclusive Jurisdiction. The Plan shall be construed, administered and governed in all respects by the laws of the State of Delaware. Consistent with Section 7.7(e) of this Plan, Participant and the Company agree that the sole and exclusive jurisdiction for any dispute under this Plan shall lie with the AAA’s regional office for the State of Delaware, and the parties hereby waive any jurisdictional or venue-related defense to conducting arbitration at this location.
     11.9 Effective Date. This Plan will be operative and effective on August 27, 2010.
     11.10 Compliance with Section 409A of the Code. The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.
     IN WITNESS WHEREOF, the Company has executed this document on this September 17, 2010.

SYSCO CORPORATION
By:	/s/ Michael C. Nichols
	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Secretary

EXHIBIT “A”
SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
INVESTMENT OPTIONS
     The following are the “Investments” that are available under the Sixth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan:

Option	Sub-Advisor/Manager
Equity Income Trust	T. Rowe Price Associates, Inc.
500 Index B Trust	MFC Global Investment Management USA Ltd.
Mid-Value Trust	T. Rowe Price Associates, Inc.
JHT International Value	Templeton Global Advisors Limited
Small Cap Value Trust	Wellington Management Company LLC
Brandes International Equity Fund	Brandes Investment Partners, LP
Frontier Capital Appreciation	Frontier Capital Management, LLC
Bond Index B Trust	Declaration Management & Research LLC
     Default Investment
     Moody’s Average Corporate Bond Yield calculated as described in the definition of Default Investment.